EXHIBIT 10.2
AMENDMENT NUMBER ONE
     This AMENDMENT NUMBER ONE (hereinafter the “Amendment”) is made and entered into as of this 10th day of October, 2006, by and between REPUBLIC SERVICES, INC., a Delaware corporation, (hereinafter the “Company”) and MICHAEL CORDESMAN, a Florida Resident (hereinafter the “Employee”):
RECITALS
     WHEREAS, the Company and the Employee have heretofore entered into a certain Employment Agreement dated as of January 31, 2003 (the “Agreement”); and
     WHEREAS, the Company and the Employee wish to make further amendments to the Agreement to reflect various changes that have been agreed to since January 31, 2003, including changes to Employee’s compensation, all as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Employee agree as follows:
     A. The recitals set forth above are incorporated in this Amendment by reference thereto.
     B. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.
     C. For all purposes therein, clauses (a) and (b) of Section 2 of the Agreement are hereby deleted, in their entirety, and replaced with the following:
     2. Compensation.
     “(a) Base Salary. In consideration for the Employee’s services hereunder and the restrictive covenants contained herein, the Employee shall be paid an annual base salary of $450,000 for the 2006 Fiscal Year (the “Salary” or the “Base Salary”), payable in accordance with the Company’s customary payroll practices. Notwithstanding the foregoing, Employee’s annual Base Salary may be increased at anytime and from time to time to levels greater than the levels set forth in the preceding sentence at the discretion of the Board of Directors of the Company to reflect merit or other increases. The Base Salary for each Fiscal Year shall become effective as of January 1 of such Fiscal year. The Employee’s

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Base Salary for any Fiscal Year after 2006 shall remain as set for the 2006 Fiscal Year unless the Board of Directors expressly provides otherwise.
     (b) Bonus. In addition to the Base Salary, the Employee shall be eligible to receive a bonus (“Bonus”) in an amount equal to 80% of the Employee’s Base Salary during the 2006 Fiscal Year. The Bonus shall be based on the achievement of corporate goals and objectives as established by the Compensation Committee of the Board of Directors. The Bonus shall be subject to escalation as provided in the Company’s Executive Incentive Plan (the “Plan”). The achievement of said goals and objectives shall be determined by the Compensation Committee of the Board of Directors. With respect to any Fiscal Year during which the Employee is employed by the Company for less than the entire Fiscal Year, the Bonus shall be prorated for the period during which the Employee was so employed. The Bonus shall be payable within thirty (30) days after the end of the Company’s Fiscal Year. The term “Fiscal Year” as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year. The maximum percentage of Base Salary which the Employee’s Bonus for any year after the 2006 Fiscal Year may represent shall remain as set for the 2006 Fiscal Year unless the Board of Directors expressly provides otherwise.”
     D. For all purposes therein, Section 2 of the Agreement is hereby amended to insert the following clause (m):
     2. Compensation.
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          “(m) Long Term Incentive. On April 26, 2001, the Board of Directors adopted the Republic Services, Inc. Long Term Incentive Plan, effective January 1, 2001 to provide for long term incentive cash grants for specified employees of the Company, including the Employee. Effective January 1, 2003, the Long Term Incentive Plan was amended, restated and renamed to the Executive Incentive Plan (as previously defined in Section 2, clause (b), the “Plan”) to provide not only for long term incentive cash grants but also to include the annual Bonus referred to above. Employee has participated in the Long Term Incentive Plan and the Plan since inception, and Employee shall be entitled to continue to participate in the Plan for purposes of receiving long term cash incentive grants pursuant to the terms and condition of this Agreement and the Plan.”
     E. In the preparation of Employee’s Agreement, certain cross references in Section 3, clause (3) were incorrect due to an “autonumbering” error in the word-processing software utilized to create such document. To correct such errors, and for all purposes therein, each reference to Sections and clauses in the Agreement shall be changed to the references set forth below:

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     (a) Each reference to Section 2(a) shall be changed to Section 2(1);
     (b) Each reference to Sections 6, 7 and 13 shall be changed to Sections 7, 8 and 14, respectively.
     F. In preparation of Employee’s Agreement, a cross reference in Section 4, clause (1) was also incorrect due to an “autonumbering” error in the word processing software utilized to create such document. To correct such error, and for all purposes therein, the reference to Section 3(c) in Section 4, clause (1) shall instead refer to Section 3(1). In addition, in the ultimate sentence in that Section 4, clause (1), the letter “b” shall be replaced with the word “by”.
     G. For all purposes therein, the following Sections 21 and 22 shall be added to the Agreement:
     “21. Retirement Eligibility. For all stock option or restricted stock awards (“Equity Awards”) and all monetary awards (including annual bonus and long-term incentive awards and retirement contributions to the deferred compensation program) (“Monetary Awards” and together collectively with Equity Awards, “Awards”) granted to Employee prior to July 26, 2006 (“Prior Awards”), such Employee shall be eligible to retire for purposes of the Prior Awards upon attaining either (a) the age of fifty-five (55) and having completed six (6) years of service with the Company or (b) the age of sixty-five (65) without regard to years of service with the Company (the “Original Retirement Policy”). For all Awards granted to Employee following July 26, 2006 (“Prospective Awards”), the Original Retirement Policy shall apply provided, and only to the extent that, the Employee shall provide the Company with not less that twelve (12) months prior written notice of Employee’s intent to retire. Failure by Employee to provide such written notice shall cause the Revised Retirement Policy (as hereinafter defined) to apply to Prospective Awards, but such failure shall have no effect whatsoever on the Prior Awards, all of which shall continue to be subject to the Original Retirement Policy. For purposes of this Agreement, “Revised Retirement Policy” shall mean Employee has attained the age of (x) sixty (60) and has completed fifteen (15) years of continuous service with the Company or (y) sixty-five (65) with five (5) years of continuous service with the Company.
     22. Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed to be a “key employee” for purposes of Internal Revenue Code Section 409A (“Section 409A”), no Severance Payment or other payments pursuant to, or contemplated by, this Agreement shall be made to Employee by the Company until the amount of time has elapsed that is necessary to avoid incurring excise taxes under Section 409A. Should this result in a delay of payments to Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 22, provided that any amounts that would have been payable earlier but for the application of this Section 22, shall be paid in a lump-sum on the 409A Payment Date.”

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     H. All other provisions or terms of the Agreement are hereby ratified and confirmed, including but not limited to, the provisions and terms of Sections 5, 6, and 7 thereof.
     IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the date first written above.

REPUBLIC SERVICES, INC.,		EMPLOYEE:
a Delaware corporation

By:	/s/ W. Lee Nutter	/s/ M. Cordesman

Its:	Chairman of the Compensation	MICHAEL CORDESMAN
Committee of the Board of Directors

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